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                                                                Exhibit 99.1

DATE: MARCH 16, 1998                           CONTACT: JEFFERY B. WEINRESS
                                                        VICE PRESIDENT & CFO
                                                        LIDAK PHARMACEUTICALS
RELEASE DATE:  IMMEDIATE                                (619) 558-0364, EXT. 242




                         LIDAK PHARMACEUTICALS ANNOUNCES
                        BYLAW AMENDMENT REGARDING PROPER
                    SUBMISSION OF BUSINESS TO ANNUAL MEETING


     LA JOLLA, CALIFORNIA - March 16, 1998 -- LIDAK Pharmaceuticals (NASDAQ NM:
LDAKA) announced today that its Board of Directors has adopted unanimously an amendment to the Company's Bylaws, to provide that any shareholder seeking to nominate a candidate for election as a director at the Company's annual meeting or to submit other proper business to be conducted at the annual meeting must deliver timely advance written notice of the nomination or submission to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the Company's executive offices not less than 10 days prior to the annual meeting. A shareholder's notice must set forth (i) a description of the proper business submitted for consideration at the annual meeting, (ii) the name and record address of the shareholder giving notice,
(iii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder, and (iv) if the business involves the nomination of a person for election as a director, the name, age, business and residence address and principal occupation of such person.

     The 1998 Annual Meeting of Shareholders of LIDAK Pharmaceuticals will be held on April 18, 1998, so to be timely notice must be received at the Company by April 8, 1998.

     William N. Jenkins, Chairman of the Board, stated, "We have adopted this Bylaw amendment to allow shareholders enough time to nominate candidates or to submit proper business to be conducted at the annual meeting, while at the same time providing the Board sufficient opportunity to evaluate the merits of any proposal and assure an orderly and productive annual meeting of shareholders."

     LIDAK Pharmaceuticals is developing therapeutic products designed to treat virally caused diseases, allergies and asthma, inflammatory disorders and cancer.


                                      # # #


     The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.